Exhibit 10.7

Management Consulting Agreement with Robin Borley

CONSULTING AGREEMENT

THIS AGREEMENT made effective as of the 1st  day of  January, 2017

BETWEEN:

ENERGIZER RESOURCES INC.
a corporation duly incorporated under the laws
of the State of Minnesota, United States of America
with headquarters at 1001 – 145 Wellington Street West
Toronto, Ontario M5J 1H8

(the “Company”)

AND:

TRADESOON 985 PTY. LTD,
a corporation duly incorporated under the laws

of South Africa with an office at
1007 Waterfall Country Estate
Bingini Crescent, Midrand
Johannesburg, South Africa

(the “Contractor”)

WHEREAS:

1. The Company is engaged in the acquisition, exploration, development, mining and marketing of graphite and related businesses primarily focused on the development of the Molo Graphite Project consisting of a commercially minable graphite deposit situated in the African country of Madagascar;

2. The Contractor was established to provide management and technical consulting services primarily to mining and related companies in Africa. Accordingly, it employs or retains management and technical consulting experts, including Robin Borley, (the “Executive”) for that purpose.

3. The Executive was appointed as the Senior Vice President of Mine Development for the Company under a previous independent contractor agreement between some of the same parties dated effective December 1, 2013.

4. The Parties have agreed to modify their legal relationship by entering into this consulting agreement for their mutual benefit, and in particular, to continue to make the Executive available to the Company in his role as Senior Vice President of Mine Development setting out the duties and responsibilities to be assigned to him and the terms and conditions under which it will be done.

THIS AGREEMENT WITNESSES that the Parties have agreed that the terms and conditions of the relationship shall be as follows:

1.	Engagement

(1) The Company hereby agrees to retain the Contractor as an independent contractor to provide the Services set out in Section 3 of this Agreement and the Contractor accepts the engagement and agrees that it shall make the Executive available at all times during the term of this Agreement to act as the Senior Vice President of Mine Development of the Company with all the usual powers and authority of a person in such a position. In performing the Services, the Contractor shall ensure that:

(f)	the Services are performed in a reasonably timely manner and at the reasonably professional standard using his best efforts to achieve the goals and objectives set by the Company from time to time;

(g)

the Services are performed during such periods of time as the Company may reasonably require having due regard for such other commitments made by the Contractor for the Services of the Executive, giving due priority where possible to the requirements of this Agreement; and

(h)

the Executive shall exercise the care, diligence and skill that a reasonably prudent person would exercise in the conduct of their business and affairs in comparable circumstances and generally follow accepted industry practices in the performance of the Services.

(2) Although the work of the Executive may be carried out at many different locations, including the mine site, he will primarily be based in the offices of the Consultant in Johannesburg, South Africa or the residence of the Executive or other office established by the Company from time to time. For that purpose, the Consultant shall be paid an allowance in lieu of furnished office space of four hundred (USD $400.00) dollars per month.

(3) The Executive agrees to assist the Contractor in providing the Services and acknowledges that this Agreement, including without limitation, the restrictions in Sections 7, 8, 9 and 10 are binding on him, both during and after his engagement by the Contractor and the terms of this Agreement.

(4) Subject to the foregoing, the Contractor shall have full discretion as to the manner in which it provides the Services, provided always that it shall allocate such time as may be necessary for the Executive to provide them as may be required by the Company. The particular amount of time may vary from day to day or week to week, it being understood that the Contractor may also make the Executive available to provide consulting services to other entities or persons. In that event, the Consultant agrees that such other consulting services shall not conflict with the business and affairs of the Company, its subsidiaries and affiliates.

2.	Term

The Agreement shall upon execution and shall continue indefinitely until earlier terminated in accordance with the provisions of Section 11 of this Agreement.

3.	Services

(1) The Executive shall report to and be subject to the authority of the President and Chief Executive Officer of the Company and the general control and direction of the Board of Directors. In his capacity as Senior Vice President of Mine Development, he shall be generally responsible for the development of the Company’s flagship Molo Graphite Project including the oversight of the design, construction and commissioning phases as well as the initial years of operation.

(2) While he shall generally be responsible for the management of the mine development function of the Company and exercise the authority typical of an executive officer in a position of Senior Vice President Mine Development, without limiting the generality of the foregoing, he shall be required to perform the following duties and responsibilities (the “Services”):

(k)	management of the mine development function of the Company including oversight of the design, construction and commissioning including the initial years of the operation of the Molo Graphite Project;
(l)	identify and evaluate new and emerging technologies and their potential application to the Molo Project;
(m)	create and execute work plans and revise as appropriate to meet changing needs and requirements;
(n)	identify resources needed and assign individual responsibilities;
(o)	responsibility for enforcement of health, safety, environmental and regulatory standards, quality assurance procedures and exposure to risk;
(p)	development of permitting, environmental, engineering and exploration programs as required and generally assist in obtaining all related authorities, licenses and permits;
(q)	maintain positive working relationships with indigenous populations and local communities and communicate effectively with diverse range of contractors and employees from different cultures;
(r)	monitor and approve work of EPCM and other contractors on Project for conformity to design and specification standards and manage project budget including analysis of capital project progress;
(s)	oversee and manage mine and plant facilities upon commissioning to ensure effective and profitable operations;
(t)	manage day to day operational aspects of the Molo Project including mining, processing and logistics; and
(u)	provide input to leverage global contacts in the mining and finance communities to facilitate mine project financing and assist Company to secure strategic and off-take partners.

4.	Independent Contractor Status

(1) In performing the Services, the Contractor shall function as an independent contractor and shall not act or be an agent or employee of the Company. Nor shall anything in this Agreement be construed to create a partnership, joint venture or any other relationship between the Parties or as giving either Party any of the rights or subjecting either Party to any of the liabilities of an agent, partner, employer or employee of the other. The Contractor shall employ the Executive and make him available to the Company upon the terms provided by this Agreement.

(2) The Contractor agrees to register for and include a goods and services or value added tax registration number on all invoices, as may be required, and shall report and pay all taxes, employment insurance, pension plan or similar payments as are required by law in any applicable jurisdiction. The Executive shall not be entitled to paid vacation time or sick leave from the Company. The Company shall not be required to make any contributions for any employer benefits in respect of the Executive except that the Executive shall be eligible for any benefit programs offered by the Company that apply to the Company’s contractors, if any, but shall not be eligible for any of benefit program that is available to employees only.

(3) Without limiting the generality of the foregoing, the Contractor shall:

(d)

be responsible to report to the proper authorities and pay all taxes, employment insurance contributions, pension plan contributions, employer health taxes, workers’ compensation premiums, goods and services or value added taxes for which the Contractor may be liable at law in any applicable jurisdiction in respect of any payments made by the Company to the Contractor under the terms of this Agreement;

(e)

where required by the Workplace Safety & Insurance Act or similar legislation in any applicable jurisdiction, register for coverage and maintain all contributions and assessments required on an up-to-date basis, paying all of them as required; and

(f)

indemnify and save the Company and its directors, officers and employees harmless from all liabilities, damages, fines, interest or penalties which any of them may incur arising out of or relating to any breach by the Contractor of this Agreement (including negligent performance of the Services) or any failure by the Contractor to make any payment, withholdings, deductions or remittances as may be required by law in any applicable jurisdiction to be made by it or any losses, damages, interest, penalties, assessments, arrears, source deductions or withholdings and other claims suffered or incurred by the Company arising out of any determination or redetermination of the Contractor’s status as an independent contractor for any purpose.

5.	Compensation

(1) The fixed compensation payable for the Services of the Executive shall be paid to the Contractor at regular intervals in accordance with the policies of the Company as established from time to time but not less than monthly, commencing at the rate of one hundred and ninety-two thousand (USD $192,000.00) Dollars per annum, subject to periodic adjustments as may be agreed by the Parties, less applicable deductions and withholdings.

(2) In addition, the Contractor is eligible for performance bonuses by the Company upon the achievement of certain milestones and performance objectives by the Executive as may be determined by the Compensation Committee of the Company’s Board of Directors in its discretion from time to time.

(3) Without limiting the generality of the foregoing, periodic bonuses shall also be paid in the amounts stated hereafter upon the achievement and completion of the following milestone:

Milestones		Bonus

(a)	Execution and implementation of valid Mining (Exploitation) Permit	$5,000.00

(b)	Start of Plant Construction (initiation of procurement fabrication and siteworks)	$10,000.00

(c)	Commencement of mining and commissioning of processing plant (after 6 mos.)	$50,000.00

6.	Benefits

(1) Expenses. It is understood and agreed that the Executive will incur personal expenses in connection with the provision of the Services under this Agreement. The Company shall reimburse him for any reasonable expenses incurred relating to the business of the Company provided that he shall provide to the Company an itemized written account and receipts acceptable to the Company within a reasonable period after they have been incurred.

(2) Benefit plans. The Executive shall be eligible to enrol in all benefit plans (the “Employee Benefits”) which the Company generally provides to its managers, employees and contractors separately or together including medical, hospital, dental, extended health care benefits and life insurance. The premium costs of such benefits shall be paid entirely by the Company, provided that whether before or after commencement of coverage the Company reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any or all Employee Benefits altogether in its sole discretion. Benefits shall be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

(3) Vacation Time. The Executive shall be entitled to unpaid annual vacation time of up to five (5) weeks in each calendar year provided that no more than two (2) weeks shall be taken concurrently, unless otherwise agreed in writing. Such vacation time may be taken only at such times as the Executive and the Company shall mutually determine, having regard to the requirements of the operations of the Company from time to time; and provided further that such vacation time may be taken only within the year of entitlement thereto and may not be accumulated from year to year unless, otherwise approved by two members of the Board of Directors.

(4) Stock and Stock Options. The Executive shall be entitled to stock and stock options in recognition of his Services as may be awarded from time to time by the Board of Directors at its sole discretion.

7.	Non-competition

(1) Subject to other express terms of this Agreement, the Contractor agrees with and for the benefit of the Company that for a period of one (1) year from the date of termination of this Agreement, (whether such termination is occasioned by the Contractor or by the Company with or without cause, or by mutual agreement), neither the Contractor nor the Executive shall for any reason, directly or indirectly, either as an individual, or as a partner or joint venturer, or as consultant, principal, agent, shareholder, officer or director, of any person, business, firm, association, syndicate, company, organization or corporation, or in any other manner (such person, business, etc., being hereinafter respectively and collectively referred to as an “Entity”), carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit its name or any part of it to be used or employed by any Entity or person concerned with or engaged in or interested in a business which is the same as or competitive with the business of the Company, including, without limitation any business relating to the development of or mining of graphite or the marketing of graphite products that are competitive with those of the Company, within Canada or the geographical area circumscribed by a radius of Five Hundred (500) miles in any direction from the Molo Graphite Project.

(2) It is specifically agreed that the restrictions in subsection (1) shall not apply in a manner that would restrict the Executive from taking a job in a business strictly as an employee, which is substantially the same or competitive with the business of the Company that does not involve managerial duties of any nature provided that, in that event, the Contractor and Executive shall still continue to be bound by sections 8, 9 and 10, of this Agreement except that the restrictions in subsection (1) shall not prevent the Executive from owning up to 5% of the issued and outstanding voting securities of a publicly-traded entity that engages in a business which is the same as or competitive with the business of the Company so long as the Executive does not participate in the management of that entity and only if the Executive holds those securities as a passive investor.

8.	Non-solicitation

The Contractor agrees with and for the benefit of the Company that for a period of one (1) year from the date of termination of this Agreement, (whether such termination is occasioned by the Contractor or by the Company with or without cause, or by mutual agreement), neither it nor the Executive shall, for any reason, directly or indirectly, either as an individual, or as a partner or joint venturer, or as an employee, principal, consultant, agent, shareholder, officer or director, of any Entity, solicit or accept business with respect to the development of or mining of graphite or to the marketing of graphite products that are competitive with those of the Company, from any of the Company’s customers or agents, actual or potential, with whom the Company has an established relationship, wherever situate.

9.	Confidential Information

(1) The Contractor acknowledges on behalf of the Executive that as Senior Vice President Corporate Development and in any other position that he may hold, he will acquire information about certain matters and things which are confidential to the Company, which information is the exclusive property of the Company, including but not limited to:

(f)	corporate strategies, technologies and mining methodologies;
(g)	properties owned but not developed into mines or prospects or potential mines that shall be at any time under active consideration by the Company;
(h)	customers or potential customers and sales policies, techniques and concepts;
(i)	trade secrets; and
(j)	confidential information concerning the corporate structure and organization, business operations or financial condition or affairs of the Company.

(collectively called the “Confidential Information”).

(2) All Confidential Information obtained by the Executive in the course of the term of this Agreement shall remain the exclusive and confidential property of the Company. For greater certainty, Confidential Information shall not include (i) information that is available to the public or in the public domain, being readily accessible to the public in written publications, at the time of disclosure or use; (ii) the general skills and experience gained by the Executive during the period services are provided to the Company; and (iii) information the disclosure of which is required by law, regulation, governmental authority or a court of competent jurisdiction, provided that before disclosure is made, notice of the requirement shall be provided by the Executive to the Company at least seven (7) calendar days in advance of the disclosure.

(3) The Contractor acknowledges on behalf of the Executive that the Confidential Information referred to in subsection (1) could be used to the detriment of the Company. Accordingly, they undertake not to disclose same to any third party either during the term of his employment (except as may be necessary in the proper discharge of the Executive’s services under this Agreement), or after the termination of this Agreement (whether such termination is occasioned by them or by the Company, with or without cause, or by mutual agreement), except with the written permission of the Board of Directors. Any unauthorized disclosure of any such information during the life of this Agreement shall justify the immediate termination of the executive and this Agreement.

10.	Injunctive Relief

(1) The Contractor acknowledges that in addition to any and all rights that may be available to the Company under this Agreement or otherwise, the Company shall be entitled to injunctive relief in order to protect the Company’s rights and property as set out in sections 7, 8 and 9 of this Agreement.

(2) The Contractor and Executive understand and agree that the Company has a material interest in preserving the information, systems and relationships that have been developed or that it shall develop against impairment by the competitive activities of either or both of them. Accordingly, they agree that the restrictions and covenants contained in sections 7, 8 and 9 are of the essence of this Agreement and constitute a material inducement to the Company to enter into this Agreement and that the Company would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Contractor or Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of the covenants or restrictions provided in sections 7, 8 and 9 provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

11.	Termination of Agreement

(1) The Parties understand and agree that this Agreement may be terminated as follows:

(g)	by the Contractor, at any time, for any reason, giving the Company three (3) months written notice, to terminate the Agreement;
(h)

by the Company, at any time, for any reason, giving the Contractor eighteen (18) months written notice or a single lump sum payment in lieu thereof equivalent to its average annual compensation over the preceding three calendar years calculated by reference to its total compensation in that period including cash bonuses but not allocations of share equities.

(i)	by the Company, in its absolute discretion, without any notice or payment in lieu thereof for “cause”. For the purposes of this Agreement, “cause” includes the following:

(i)

any material breach of the provisions of this Agreement, including the failure or refusal of the Executive to perform his duties and responsibilities either at all or at a level or standard required by the Company,

(ii)

any conduct of the Executive which tends to bring the Executive or the Company into disrepute, including any act of dishonesty that amounts to cause at common law or that otherwise materially affects the business or business relationships of the Company,

(iii)	the commission of an act of bankruptcy, insolvency, or other similar proceeding or action by the Contractor or Executive, or compounding with their creditors generally, and
(iv)	the conviction of the Executive of a criminal offence and, in particular, for any crime involving moral turpitude, fraud or misrepresentation,

but failure by the Company to rely on the provision of this clause in any given instance or instances, shall not constitute a precedent or be deemed a waiver of its rights.

(2)      If during the term of this Agreement, there is a “change of control” and, within twelve (12) months of the change of control,

(a)	the Company gives notice of its intention to terminate this Agreement for any reason other than cause, or
(b)	a “triggering event” occurs and the Contractor elects to terminate this Agreement,

the Contractor shall be paid a cash payment equal to three (3) times the total compensation including bonuses paid for its Services in the immediately previous chronological year of 365 days.

(c) For purposes of this Agreement, a change of control shall have the following meanings:

(ix)

the acquisition, directly or indirectly, by any entity, person or group of persons acting jointly or in concert, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such entity, person or group of persons acting jointly or in concert, constitutes for the first time in the aggregate 40% or more of the outstanding common shares of the Company, or

(x)

the removal, by resolution of the shareholders of the Company, of more than 40% of the then incumbent Board of Directors, or the election of more than 40% of the Board who were not incumbent directors at the time immediately preceding such election; or

(xi)	the consummation of a sale of all or substantially all of the assets of the Company; or
(xii)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as the matters set out in subparagraphs (i) to (iii) above; and
(d)	A triggering event shall have the following meanings:

(i)	an assignment to the Executive of duties that are inconsistent with the Services which would result in a significant diminution of the Executive’s position; or

(ii)	a negative change to the Executive’s title; or

(iii)	a material reduction in the compensation paid for the Services rendered by the Executive.

(3) The Agreement shall be automatically terminated upon the death or incapacity of the Executive with the same compensation being paid to him or his estate, as the case may be, as is payable under subparagraph (1)(b) of this section. For purposes of this Agreement, “incapacity” shall be an instance in which the Executive, as a result of sickness, accident or other mental or physical disability is unable to perform the Services for a period of more than six (6) consecutive months and, in the reasonable opinion of the Company, based on medical evidence, it is unlikely that he will be capable of providing the Services with the foreseeable future

(4) On termination of this Agreement, the Executive shall immediately resign all offices held (including directorships, if any) with the Company and, save as provided in this Agreement, the Executive shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign, as mentioned, the Company is irrevocably authorized to appoint some other person in the Executive’s name and on his behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

12.	Company’s Property

The Contractor acknowledges that all items of any and every nature or kind created or used by the Executive under this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, Confidential Information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be forthwith surrendered to the Company, in good condition at the time the Agreement is terminated.

13.	Assignment of Rights

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Contractor under this Agreement are not assignable or transferable in any manner.

14.	Survival

The obligations under sections 7, 8, 9 and 10 shall survive the termination of this Agreement.

15.	Notices

(1) Any notice required or permitted to be given to the Contractor shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive at the address last known to the Company, or if delivered to either of them via email or facsimile.

(2) Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via email or facsimile.

16.	Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

17.	Entire Agreement

This document constitutes the entire agreement between the Contractor and the Company relating to the engagement of the Executive by the Company and any and all previous agreements, written or oral, express or implied, between them, if any, relating thereto, are terminated and cancelled and each of the Parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such previous agreement.

18.	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

19.	Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

20.	Governing Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario.

21.	Currency

All dollar amounts referred to in this Agreement are expressed in Canadian funds unless otherwise specifically provided.

22.	Acknowledgment

The Contractor acknowledges that:

(g)	the Executive has read and understood this Agreement,
(h)

both the Contractor and the Executive have been given an opportunity to obtain independent legal advice concerning this Agreement and the provisions hereof and the interpretation and effect of this Agreement, and by signing this Agreement represents and warrants that they have either obtained advice or voluntarily waived the opportunity to receive same, and

(i)	it has entered into this Agreement voluntarily.

IN WITNESS WHEREOF this Agreement has been executed by the Parties to it, on the day, month and year first written.

The seal of TRADESOON 985 PTY LTD. was	)
hereunto affixed in the presence of	)
)
)
Signature	)	SEAL
)
Name and Occupation	)
)
Address	)

The seal of ENERGIZER RESOURCES INC.	)
was hereunto affixed in the presence of:	)
)
/S/ John Sanderson	)
Authorized Signatory: John P. Sanderson	)
Chairperson, Board of Directors	)	SEAL
)
/S/ Dalton Larson	)
Authorized Signatory: Dalton L. Larson	)
Chairperson, Compensation Committee	)

Acknowledged and agreed by the Executive:

/S/ Robin Borley
Robin Borley